Exhibit 99.1

SAIC Announces First Quarter of Fiscal Year 2019 Results

Revenues: $1.2 billion
Diluted earnings per share: $1.13
Net income: $49 million
EBITDA(1) as a % of revenues: 6.5%
Cash flows provided by operating activities: $88 million
Book-to-bill ratio of 0.8
RESTON, VA, June 12, 2018—Science Applications International Corporation (NYSE: SAIC), a leading technology integrator providing full life-cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets, today announced results for the first quarter ended May 4, 2018.
“Solid execution in the first quarter of fiscal year 2019 resulted in SAIC’s third consecutive quarter of revenue growth and strong cash flow generation,” said SAIC CEO Tony Moraco. “Continued momentum enabled by the execution of our strategy against an improving federal budget environment allows us to invest for the future in both innovative technologies and new business opportunities."
First Quarter of Fiscal Year 2019: Summary Operating Results

	Three Months Ended
	May 4, 2018	Percent change		May 5, 2017
	(in millions, except per share amounts)
Revenues	$1,175	7%		$1,103
Operating income	66	5%		63
Operating income as a percentage of revenues	5.6%	-10	bps	5.7%
Net income	49	—%		49
EBITDA(1)	76	4%		73
EBITDA as a percentage of revenues	6.5%	-10	bps	6.6%
Diluted earnings per share	$1.13	5%		$1.08
Net cash provided by operating activities	$88	—%		$88
Free cash flow(1)	$82	(2)%		$84
Revenues for the quarter increased $72 million, or 6.5%, compared to the prior year quarter due to revenue on new contracts primarily supporting NASA and the Environmental Protection Agency (EPA) ($47 million) and increased orders in our supply chain portfolio ($64 million). These increases were partially offset by completion of contracts and other net decreases across our portfolio ($39 million).
Operating income as a percentage of revenues decreased to 5.6%, compared to 5.7% for the prior year quarter, driven by higher supply chain material content which generate lower operating margins.
Net income for the quarter remained consistent as compared to the same period in the prior year. Higher operating income was offset by a lower tax deduction from stock-based compensation in the current quarter.

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

EBITDA(1) as a percentage of revenues for the quarter decreased to 6.5%, compared to 6.6% for the prior year quarter, driven by higher supply chain material content which generate lower operating margins.
Diluted earnings per share was $1.13 for the quarter. The weighted-average diluted shares outstanding during the quarter was 43.4 million shares.
Cash Generation and Capital Deployment
Total cash flows provided by operating activities for the first quarter were $88 million, consistent with the same period in the prior year. A net increase in working capital investments in platform integration programs supporting the U.S. Navy and Marine Corps was offset by strong customer collections in the current quarter.
During the quarter SAIC deployed $54 million of capital, consisting of $32 million in plan share repurchases (412 thousand shares) under SAIC’s previously announced share repurchase program, $14 million in cash dividends and an $8 million term loan repayment.
Quarterly Dividend Declared
Subsequent to quarter-end, the Company’s Board of Directors declared a cash dividend of $0.31 per share of the Company’s common stock payable on July 27, 2018 to stockholders of record on July 13, 2018. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

New Business Awards
Net bookings for the quarter were approximately $1 billion, which reflects a book-to-bill ratio of 0.8. SAIC’s estimated backlog of signed business orders at the end of the quarter was approximately $10 billion of which $1.9 billion was funded.
SAIC was awarded the following contracts during the quarter:
Notable Protect Awards (maintaining our existing contract base):
The U.S. Army Human Resources Command: SAIC was awarded a $108 million task order by the Army Human Resources Command to continue to develop, operate, and maintain more than 191 virtual applications that support soldiers from enlistment to retirement. Awarded under the Information Technology Enterprise Solutions - 2 Services (ITES-2S) contract vehicle, the single award task order has a one-year base period of performance, a one-year option, and a total contract value of approximately $108 million, if the option is exercised.
The U.S. Army Aviation and Missile Life Cycle Management Command (AMCOM): SAIC was awarded a $98 million task order by AMCOM to provide information technology (IT) support services. The Information Technology Support Services III task order has a one-year base period of performance, a one-year option, and an additional two-month option. The task order was awarded under the Information Technology Enterprise Solutions-2 contract vehicle.
The U.S. Navy: SAIC was awarded a $73 million task order by the U.S. Navy's Space and Naval Warfare Systems Command (SPAWAR) to provide architecture and systems engineering support services to the Office of the Chief Engineer (CHENG) (SPAWAR 5.0), the Fleet Readiness Directorate (FRD), and various C4ISR programs and offices. The single-award task order has a one-year base period of performance, and four one-year options. The task order was awarded under the SeaPort-e contracting vehicle.
Notable Expand Awards (selling new services & solutions to existing customers):

The U.S. Army and the General Services Administration (GSA): SAIC was awarded a $205 million task order by GSA, on behalf of the U.S. Army Aircraft Survivability Equipment (ASE) Project Management Office (PMO), to provide engineering, program management, and technical support services. Awarded under the GSA One Acquisition Solution for Integrated Services (OASIS) contract vehicle, the task order has a one-year base period of performance and four one-year options.

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

NASA: SAIC will now manage NASA’s cloud-based web services under a new $58 million task order to provide the agency with various web support services. The task order was awarded under the NASA Enterprise Applications Service Technologies (EAST) 2 Master Agreement and will span roughly seven years, if all options are exercised. Under the task order, SAIC will support NASA with its existing agency-wide, cloud-based hosting capabilities. These services include the creation, maintenance, and management of websites, web applications, and other ancillary services.
Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 5 p.m. Eastern time on June 12, 2018. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC is a premier technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets. SAIC is Redefining Ingenuity through its deep customer and domain knowledge to enable the delivery of systems engineering and integration offerings for large, complex projects. SAIC’s more than 15,000 employees are driven by integrity and mission focus to serve customers in the U.S. federal government. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $4.5 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Contacts
Investor Relations: Shane Canestra, +1.703.676.2720, shane.p.canestra@saic.com
Media: Lauren Presti, +1.703.676.8982, lauren.a.presti@saic.com
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	May 4, 2018	May 5, 2017
(in millions, except per share amounts)
Revenues	$1,175	$1,103
Cost of revenues	1,074	1,007
Selling, general and administrative expenses	35	33
Operating income	66	63
Interest expense	12	11
Other (income) expense, net	(1)	—
Income before income taxes	55	52
Provision for income taxes	(6)	(3)
Net income	$49	$49
Weighted-average number of shares outstanding:
Basic	42.4	43.7
Diluted	43.4	45.5
Earnings per share:
Basic	$1.16	$1.12
Diluted	$1.13	$1.08
Cash dividends declared and paid per share	$0.31	$0.31

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)

	May 4, 2018	February 2, 2018
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$152	$144
Receivables, net	671	674
Inventory, prepaid expenses and other current assets	107	132
Total current assets	930	950
Goodwill	863	863
Intangible assets, net	174	179
Property, plant, and equipment, net	66	61
Other assets	28	20
Total assets	$2,061	$2,073
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$466	$504
Accrued payroll and employee benefits	184	150
Long-term debt, current portion	45	41
Total current liabilities	695	695
Long-term debt, net of current portion	971	983
Other long-term liabilities	70	68
Total equity	325	327
Total liabilities and equity	$2,061	$2,073

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	May 4, 2018	May 5, 2017
	(in millions)
Cash flows from operating activities:
Net income	$49	$49
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11	10
Stock-based compensation expense	8	8
Increase (decrease) resulting from changes in operating assets and liabilities:
Receivables	8	(43)
Inventory, prepaid expenses and other current assets	7	23
Other assets	(6)	1
Accounts payable and accrued liabilities	(24)	16
Accrued payroll and employee benefits	34	22
Other long-term liabilities	1	2
Net cash provided by operating activities	88	88
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(6)	(4)
Net cash used in investing activities	(6)	(4)
Cash flows from financing activities:
Dividend payments to stockholders	(14)	(14)
Principal payments on borrowings	(8)	(9)
Issuances of stock	2	2
Stock repurchased and retired or withheld for taxes on equity awards	(53)	(65)
Disbursements for obligations assumed from Scitor acquisition	—	(2)
Deferred financing costs	(1)	—
Net cash flows used in financing activities	(74)	(88)
Net increase (decrease) in cash, cash equivalents and restricted cash	8	(4)
Cash, cash equivalents and restricted cash at beginning of period	152	218
Cash, cash equivalents and restricted cash at end of period	$160	$214

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	May 4, 2018	February 2, 2018
	(in millions)
Funded backlog	$1,898	$2,012
Negotiated unfunded backlog	8,145	8,215
Total backlog	$10,043	$10,227
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

EBITDA

	Three Months Ended
	May 4, 2018	May 5, 2017
	(in millions)
Net income	$49	$49
Interest expense	12	11
Interest income	(1)	—
Provision for income taxes	6	3
Depreciation and amortization	10	10
EBITDA(1)	$76	$73
EBITDA as a percentage of revenues	6.5%	6.6%

EBITDA is a performance measure that is calculated by taking net income and excluding interest, provision for income taxes, and depreciation and amortization. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

Free Cash Flow

	Three Months Ended
	May 4, 2018	May 5, 2017
	(in millions)
Net cash provided by operating activities	$88	$88
Expenditures for property, plant, and equipment	(6)	(4)
Free cash flow(1)	$82	$84

Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present a similar non-GAAP liquidity measure. This measure should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.